Exhibit 21.1

SUBSIDIARIES OF REDWOOD MORTGAGE INVESTORS VIII

Wholly-owned subsidiaries	Jurisdiction
Altura, LLC	California
Appian Property Company, LLC	California
Borrette Property Company, LLC	California
Broadway Property Company LLC	California
Diablo Villa Property Company, LLC	California
Diamond Heights Winery, LLC	California
The Element, LLC	California
Elk Grove Property Company, LLC	California
Fremont Investment Property Company, LLC	California
Grand Villa Glendale, LLC	California
Howard Street Property Investors LLC	California
Lincoln Village LLC	California
Lombard Property Company, LLC	California
Pine Acres LLC	California
Richmond Eddy Property Management, LLC	California
Second Street Midtown Property Company, LLC	California
SF Dore LLC	California
Silver Park Property Company, LLC	California
SF Stagehouse Property Company, LLC	California
Winchester Property Company LLC	California

72.5%-owned subsidiary
Larkin Property Company, LLC	California